Exhibit 4.19

DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement made as of and dated for reference January 7, 2002 BETWEEN:

INNEXUS CORPORATION, a company incorporated under the laws of Washington State and having an office at 3405 172nd Street, #196, Arlington (Seattle), Washington, U.S.A., 98223

("InNexus") AND:

BEGLEND CORPORATION SA, a corporation incorporated under the laws of Uruguay and having and office at Misiones 1372, Office 602, 11000 Montevideo, Uruguay

("Beglend") WITNESSES THAT WHEREAS:

A.     InNexus holds the patent for the next-generation technology platform for enhancement of monoclonal antibodies known as SuperAntibody Technology or "SAT";

B.     Beglend proposes to engage in the development, production and commercialization of monoclonal antibody based pharmaceuticals;

C.        InNexus and Beglend desire to enter into a development and licensing arrangement for the worldwide development and marketing of certain monoclonal antibody products, modified by SAT, for human use on the terms and conditions set out herein; and

D.      Beglend has arranged to assign its rights under this Agreement to BioKinetix, Beglend's research and development company, with a view to InNexus becoming a shareholder of BioKinetix and having InNexus assist BioKinetix in carrying on research and development work intended to result in the development, production and commercialization of monoclonal antibody based pharmaceuticals known generally as "Superantibodies";

NOW THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth in this Agreement, the payment of $10.00 by Beglend to InNexus and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by InNexus, InNexus covenants and agrees with Beglend as follows:

DEFINITIONS

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1.1       Where used herein: "Affiliate" means:

(a)        an organization fifty percent (50%) or more of the voting stock of which is owned and/or controlled directly or indirectly by a party to this Agreement;

(b)       an organization which directly or indirectly owns and/or controls fifty percent (50%) or more of the voting stock of a party to this Agreement; or

(c)        an organization, which is directly or indirectly under common control with a party to this Agreement through common share holdings;

"Associate" means, where used to indicate a relationship with a corporation, another corporation of which the first corporation owns shares carrying more than 20% of the voting rights attached to all shares of that second corporation for the time being outstanding, and, where used to indicate a relationship with an individual, has the meaning assigned to it by the Securities Act (Alberta);

"Beglend Antibody" means any monoclonal antibody now owned by Beglend or to which Beglend currently holds or hereafter acquires rights by way of purchase, license or otherwise, or which is hereafter developed by Beglend, and includes without limitation all SAT rights to those certain monoclonal antibodies targeted to the RECAF receptor held by Beglend from time to time pursuant to that certain agreement made as of November 22, 2002 between Biocurex Inc. and Beglend;

"BioKinetix" means BioKinetix Research Inc., a corporation incorporated under the laws of Alberta and having an office at 1500, 885 West Georgia Street, Vancouver, British Columbia;

"Bulk Product" means all bulk forms of the active ingredient of a Product;

"Business Day" means any day other than a Sunday, a Saturday or a day recognized by statute as a holiday in the State of Washington, the Province of British Columbia or Alberta, Uruguay or Barbados;

"Compound" means any bio-chemical compound which is produced utilizing any form of a Beglend Antibody and the Licensed Technology;

"Drug Master File" means a drug master file maintained by the PDA with respect to a prospective product for which Regulatory Approval is sought;

"Effective Date" means the date on which the License and Beglend's rights and obligations under this Agreement are assigned to Bio Kinetix.

"Electronic Communication" means telefax, teletype or other means of electronic communication producing a printed copy but, for greater clarity, shall not include e-mail unless the other party acknowledges receipt of same in writing;

"FDA" means the United States Food and Drug Administration and equivalent governmental agencies outside the United States;

"Field of Use" means the development and application of Compounds and Products for diagnostic, preventative, treatment and/or therapeutic purposes, including without limitation such applications as blood serum assays and other diagnosis, screening and detection processes;

"Finished Product" means all finished, packaged final dosage units of Product;

"GAAP" means generally accepted United States accounting principles consistently applied

"Immunoconjugates" means any joining of a monoclonal antibody, including those created with the use of hetero-bifunctional crosslinking agents or through genetic engineering of fusion proteins, with a protein or organic compound intended for inhibiting a metabolic process within targeted cells;

"Information" means any and all secret or proprietary materials, trade secrets or other information related to developing, making, having made, using, offering for sale, selling or importing Product (including, without limitation, Technical Information and business information or objectives) which is disclosed by one party to the other party;

"Improvements" means, collectively, new versions, releases, enhancements, modifications, alterations, updates, corrections, processes, systems or fixes to any of the InNexus Intellectual Property Rights (including without limitation the filing of any patent, copyright, trademark, trade name, or service mark application), which are developed by or on behalf of InNexus or a sublicensee for use in conjunction with the InNexus Intellectual Property Rights, in whole or in part, and any and all partial or intermediate versions thereof, and any and all derivative works thereof, and any and all related know-how, show-how, trade secrets and other proprietary information, and "Improvement" means any one of them;

"Indebtedness" means any and all advances, debts, duties, endorsements, guarantees, liabilities, obligations, responsibilities and undertakings of a person, individually or jointly with others, whether voluntary or involuntary, however incurred, made or arising, whether due or accruing due, absolute, inchoate or contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, express or implied;

"InNexus Intellectual Property Rights" means any and all of InNexus current and future patented, patentable and non-patentable intellectual property (including without limitation the subject matter of the InNexus Patents and that certain InNexus document entitled "SuperAntibody Technology Platform"), trade secrets, proprietary information, formulae, specifications, designs, regulatory filings and registrations, processes (including without limitation diagnosis, screening and detection measures, systems, processes and techniques), procedures, codes, technical data (including test results) and materials, knowledge, know-how (including InNexus Know-how), show-how and techniques relating to the subject matter of the

InNexus Patents or otherwise relating to InNexus' SAT technology platform (as developed by InNexus in part alone and in part jointly with others), and any and all improvements, variations, updates, upgrades, modifications and enhancements thereto, now or in the future, and whether in written and electronic format;

"InNexus Know-how" means all know-how (including Technical Information) owned by or licensed (with the right to grant sublicenses) to InNexus at any time during the Term of this Agreement and relating to making, having made, using, offering for sale, selling and importing of any Compound or Product;

"InNexus Patents" means:

(a)       all Patents (including any patent applications and provisional applications) owned by or licensed (with the right to grant sublicenses) to InNexus as of the Effective Date (including without limitation United States patents numbered 6,238,667, and all filings related to "Fusion Proteins with Constrained Peptides" and "Novel, Bi-specific-like Conjugates Optimized for In Vivo Targeting", "Method of affinity cross-linking biologically active immunogenic peptides to antibodies", Fusion Proteins of Biologically Active Peptides and Antibodies" and "Therapeutic Application of Dimerizing Non-Covalent Antibodies", and other patents and patent rights set out in Appendix A) and any division, continuation or continuation-in-part thereof, any patent issuing thereon and any re-examinations or re-issues thereof, and other pending applications, and any process or component thereof falling within the scope of any claim or claims thereof applicable to InNexus' SAT technology platform; and

(b)       all Patents acquired by or licensed to InNexus after the Effective Date and related to InNexus' SAT technology platform;

"Joint Invention" means any invention (whether or not patentable) resulting from-activities arising under this Agreement and which constitutes an Improvement which is (a) conceived and reduced to practice by both parties during the Term of this Agreement or (b) conceived by both parties during the Term of this Agreement and reduced to practice, by either or both parties, during or within 24 months of the expiration or termination of this Agreement, but specifically excludes all Compounds and Products;

"Joint Patents" means all Patents claiming Joint Inventions, and all Patents claimed by Beglend or InNexus which relate to Joint Inventions, the practice of which would infringe a valid claim of an InNexus Patent;

"Launch of Product" means the first date upon which a Product is shipped commercially by Beglend to an arm's length third party in a country for valuable consideration which is actually received, after formal marketing approval in that country, including any required price approval, has been granted from the relevant authority in that country for that Product;

"License" means the rights and license granted to Beglend under section 2.1 hereof;

"Licensed Technology" means the InNexus Intellectual Property Rights, the InNexus Patents, InNexus' rights in and under any Joint Patents, all rights held by InNexus under license, if InNexus has the right to sublicense such rights, and all other proprietary information and intellectual property of InNexus related to SAT;

"Lien" means any mortgage, debenture, charge, hypothecation, pledge, lien, or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law, statutory or otherwise that secures the payment of any Indebtedness or the performance of any obligation or creates in favour of or grants to any person any proprietary right;

"Net Sales Revenue" means all revenue (without duplication) received by Beglend and its Affiliates:

(i)        from sales of Products by Beglend and its Affiliates; and

(ii)       from Beglend's sub-licensees in the form of royalties received from such Affiliates and sub-licensees in respect of their sales of Compounds and Products, and from such Affiliates and sub-licensees in the form of license or sub-license fees, milestone payments and the like insofar as they relate to Compounds and Products;

in each case after deduction of all costs directly related to any licensing or sub-licensing transaction, as well as sales taxes, value added taxes, customs and excise taxes and duties payable and actually paid by Beglend and its Affiliates in connection with such sales (without reimbursement from customers), and after deduction of any collection costs and any bona fide cash or trade discounts, volume (quantity) discounts, rebates, allowances or refunds paid, given or made by Beglend and its Affiliates in connection with such sales or returns, or in connection with such licenses and sub-licenses, and any shipping and handling charges actually paid by Beglend and its Affiliates, calculated in accordance with GAAP;

"Patents" means:

(a)      all patents and the patent applications relating in any way to the subject matter of this Agreement;

(b)    all patents arising from said applications and all patents and patent applications based upon or claiming the priority date(s) of any of the foregoing;

(c)  any additions, divisions, continuations, continuations-in-part, amendments, amalgamations, reissues and re-examinations of such applications or patents;

(d)       any confirmation, importation and registration patents thereof or therefore; and

(e)       any extensions and renewals of all such patents and patent applications in whatever legal form and by whatever legal title they are granted (e.g.

supplementary protection certificates);

"Product" means any recombinant form of protein, drug, pharmaceutical formulation or other thing that contains any form of a Beglend Antibody modified by use of the Licensed Technology or that may be manufactured, produced or otherwise derived using the Licensed Technology and any form of a Beglend Antibody, now or in the future, whether for research, testing, diagnostic, therapeutic and/or immunization/prevention applications or purposes, and includes Bulk Products, Semi-Finished Products and Finished Products;

"Royalty" means the royalty granted to InNexus pursuant to section 6.5;

"Regulatory Approval" means the approval, license, registration or other authorization (including price approval) of the PDA in the United States or similar regulatory authority within any other country necessary for the commercial sale of a Product in such country;

"SAT" means the antibody enhancement and modification technology platform which is the subject of US patent # 6,238,667 and other patents and pending applications and which is commonly known as InNexus' SuperAntibody Technology;

"Semi-Finished Product" means all forms of the Product which are filled but not packaged;

"Technical Information" means any and all technical data, information, materials including samples of Product, chemical manufacturing data, toxicological data and pharmacological data, clinical data, medical uses, formulations, specifications, quality control testing data, and all submissions and correspondence to and from the PDA with regard to Product made by or on behalf of InNexus or its Affiliates, which is reasonably useful to enable Beglend to make, have made, use, offer for sale, sell, export or import Product or to obtain Regulatory Approval for the same;

"Term of the Agreement" means the time period set forth in Section 9.1 of this Agreement;

"Valid Claim" means a claim made in any InNexus Patent that has not been disclaimed, revoked or held invalid by a final unappealable decision of a court of competent jurisdiction, and which claim, if issued, is otherwise enforceable;

1.2       In this Agreement, except as otherwise expressly provided:

(a)    "Agreement" means this agreement, including the preamble and the schedules hereto, as it may from time to time be supplemented or amended and in effect;

(b)       all references in this Agreement to a designated "Section" or other subdivision or to an appendix is to the designated Section or other subdivision of, or appendix to, this Agreement;

(c)      the words "herein", "hereof and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision or Schedule;

(d)       the headings are for convenience only and do not form a part of this Agreement;

(e)      the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and, where applicable, a body corporate, the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language, such as "without limitation" or "but not limited to" or words of similar import, is used with reference thereto);

(f)      any accounting term not otherwise defined has the meanings assigned to it in accordance with generally accepted accounting principles applicable in the United

States;

(g)      any reference to a statute includes and is a reference to that statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding that statute or regulations;

(h)      where any representation or warranty is made "to the knowledge of any party, such party will not be liable for a misrepresentation or breach of warranty by reason of the fact, state of facts, or circumstances in respect of which the representation or warranty is given being untrue if such party proves:

(i)     that such party conducted a reasonable investigation so as to provide reasonable grounds for a belief that there had been no misrepresentation or breach of warranty; and

(ii)       that fact, state of facts, or circumstances could not reasonably be expected to have been determined as a result of that reasonable investigation, irrespective of the actual investigation conducted by such party;

(i)        except as otherwise provided, any dollar amount referred to in this Agreement is in the lawful currency of the United States; and

(j)      any other term defined within the text of this Agreement has the meaning so ascribed.

2    GRANT OF RIGHTS

2.1       License Grant. InNexus grants Beglend, subject to the terms and conditions of this Agreement and Consideration of U.S.D. $60,000, the sole, exclusive and perpetual right and license to use the Licensed Technology to:

(a)      conduct research and development activities involving any Beglend Antibody and SAT;

(b)       develop Compounds and Products based on the foregoing research and development activities;

(c)     make and have made, register, use, offer for sale, market, distribute, export, import and/or sell any of the foregoing Compounds and Products throughout the world; and

(d)       sublicense the rights hereby granted in accordance with the provisions of Sections 2.2 and 2.3;

and InNexus will provide to or to the order of Beglend all Licensed Technology as may be required to permit Beglend to fully exercise the rights and license hereby granted and to obtain the full benefit therefrom.

2.2    Limitations on License. Notwithstanding any other provision herein:

(a)       the License shall be limited to the Field of Use;

(b)       Beglend shall be entitled to use SAT to develop Compounds and Products based on up to three Beglend Antibodies, but not more than three Beglend Antibodies; and

(c)        InNexus shall not be restricted in any manner from using the Licensed Technology for any use outside the Field of Use and, without limiting the generality of the foregoing, shall have the right to grant licenses to third parties to use SAT in conjunction with other monoclonal antibodies not owned by or under license to Beglend on such terms and conditions as InNexus may consider advisable for its own exclusive right and benefit, so long as such third parties are not carrying on business in competition with Beglend.

2.3       Sublicenses. Except as otherwise provided below, Beglend shall have the right to sublicense its rights under the License to any person on and subject to the following terms and conditions:

(a)      if Beglend grants a sublicense, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to Beglend for all purposes other than the payment of Royalties, and Beglend assumes full responsibility for the performance of all obligations so imposed on such sublicensee and will, itself, pay and account to InNexus for all payments due under this Agreement by reason of the operation of any such sublicensees;

(b)      Beglend shall provide a copy of each sub-license agreement to InNexus within sixty days after execution and delivery of same;

(c)       any invention discovered by a sublicensee as a result of research and development activities using SAT and which constitute an improvement to SAT shall be deemed to be held exclusively for the benefit of InNexus (and Beglend under the License) and any patent or other intellectual property rights therein shall be assigned and transferred to InNexus promptly upon written demand, subject to the right of Beglend to be paid a royalty by InNexus equal to 1.5% of any revenue received by InNexus therefrom (including sales revenue received by InNexus from sales of Products by InNexus and from InNexus' Affiliates and sub-licensees in the form of royalties, license or sub-license fees, milestone payments and the like received from such Affiliates and sub-licensees), to a maximum of 150% of the total amount of all of Beglend's research and development costs (without any additional allocation for overhead or other expenses not directly related thereto) reasonably attributable to such invention; and

(d)       InNexus shall have, without the requirement for further action of the parties, an exclusive worldwide right and license to the unrestricted use of any Joint Invention (other than use of such Invention in connection with any Beglend Antibody or for the development of any Compound or Product, which use is exclusively reserved to Beglend) and, to the extent claimed or covered thereby, any Joint Patent hereafter granted which covers an Improvement which is or may be competitive with SAT (a "Joint SAT Invention"), subject to its obligation to pay Beglend the royalty on revenue therefrom as set out in section 2.3(c) above, and shall execute and deliver such further agreements and instruments as may be reasonably necessary to give effect to such provisions as and when required by either party from time to time.

EVALUATION, RESEARCH AND DEVELOPMENT

3.1    General Contractor: InNexus shall act as the general Contractor for Research and Development performed by Beglend (BioKinetx). As such, InNexus will contract for or perform all research for Beglend and its licensee, BioKinetx. Any contracts, entered into on behalf of Beglend, shall require approval of Beglend's (Biokinetx's), Signatory Authority and be subject to review and continuance on an annual basis. As compensation for arranging contracts and providing oversight and direction of Beglend's Research and Development, Beglend will pay a 10% administration fee to InNexus for the amalgamated Research and Development costs.

3.2    Delivery of Conjugates: As soon as practicable after execution hereof, InNexus shall prepare Immunoconjugates based on the conjugation of SAT and the initial Beglend Antibody (i.e. the first antibody licensed to Beglend by BioCurex) (each an "SAT Conjugate") and deliver same, together with corresponding research data with respect to the criteria set out in subsection 3.2 to Beglend ("Initial Deliveries").

3.3     Acceptance of Conjugates: Beglend shall conduct such tests and examinations as it may consider reasonably necessary to determine acceptability of the Immunoconjugates in accordance with the criteria set out below and will provide written confirmation of same to InNexus ("Conjugate Acceptance") or written notice that the Immunoconjugates are not acceptable, specifying the reasons for such rejection ("Conjugate Rejection").

3.4    Evaluation. Commencing after the date of any Conjugate Acceptance, Beglend shall conduct such additional tests, examinations and research as it may deem necessary or desirable for the purpose of determining whether to proceed with further research and development with a view to developing one or more Products utilizing the Licensed Technology, and assuming that Beglend determines to proceed, InNexus shall co-operate to the extent Beglend may reasonably require to carry out such research and development as Beglend considers necessary or desirable to develop one or more Compounds and/or Products and to obtain Regulatory Approval therefor in the United States, Canada and such other jurisdictions as Beglend may determine.

3.5     Product Sales and Marketing: Upon obtaining the required Regulatory Approval for a Product, Beglend shall notify InNexus in writing of same and shall thereafter have the right to develop and implement (with such assistance and co-operation of InNexus as Beglend may reasonably require) a plan to market and sell or otherwise commercially exploit the Products (whether directly, by sub-license, joint venture or otherwise) in such manner as Beglend determines (in its sole discretion) to be commercially feasible and expedient having regard to Beglend's financial circumstances from time to time.

3.6       Additional InNexus Activities: InNexus shall, during the term hereof:

(a)       provide such information, documentation and advice respecting SAT and the initial Immunoconjugates delivered under section 3.1 which are in its possession and control as may be reasonably necessary to enable Beglend to use and exploit the Licensed Technology, to evaluate the Immunoconjugates and to proceed with such research and development programs (each an "R&D Program") as Beglend determines to be necessary or desirable to develop one or more Products, to a maximum of three Products; and

(b)     participate in such research and development and other activities of Beglend as Beglend may from time to time reasonably request on such terms and conditions and in consideration of such payments as may from time to time be agreed upon by Beglend and InNexus, including provision of the following services:

(i)      preparation of a full and comprehensive business plan which describes the research and development work contemplated hereby, analyzes and assesses the technical viability and feasibility of the proposed research and development work, and describes the technical and other risk factors related thereto, all in form and substance sufficient in all respects to address technical concerns relating to same which could reasonably be expected to be asked by technical advisors to Beglend and those persons to whom Beglend and Bio Kinetix, and their agents and representatives, now intend or may hereafter desire to make presentations to raise funds to finance the development of Beglend's business, including without limitation venture  capitalists,  registered representatives  and  securities dealers in Canada, Europe, Asia and the United States ("Financiers");

(ii)      preparation of a comprehensive, multi-year financial plan and budget for the research and development work contemplated hereby, including without limitation a time estimates for completion of each phase or "milestone" of such work and a budget for any required equipment and any required support services from third parties, and an assessment of available government grant and loan programs, all in form and substance and in sufficient detail to address technical questions which could reasonably be expected to be asked by technical advisors to Beglend and Financiers;

(ii)    preparation of a description of the types, numbers and required skills of personnel anticipated to be required by InNexus to successfully complete the research and development work contemplated hereby, together with job descriptions for each of them and the duration of their expected service contracts having regard to the development schedule included in the budget provided for herein;

(iv)    identification of potential third party service providers having technical expertise in areas identified by Beglend from time to time as necessary or desirable for the conduct of the research and development contemplated by this Agreement, and assisting Beglend in negotiating service contracts with such service providers;

(v)    identification of potential business, strategic alliance and joint venture partners, and assisting Beglend in negotiations with such persons;

(vi)     liaising with current and prospective business, strategic alliance and joint venture partners, and with prospective Financiers;

(vii)   liaising with various governmental, regulatory and health authorities and agencies, including in particular the British Columbia Cancer Control Agency and Health Canada, and similar organizations in the United States, including the PDA, on matters relating to the subject matter of this Agreement; and

(viii)  the delivery of regular progress reports to and the holding of regular meetings with designated Beglend representatives, and production of such presentations and written technical reports on the research and development work conducted by InNexus and subcontractors to Beglend, and the results thereof, in such form and detail as Beglend may reasonably require to ensure the full exploitation of the License and all licenses pursuant to which Beglend has acquired and hereafter acquires rights to Beglend Antibodies, and to ultimately develop Compounds and Products;

all as may be necessary or desirable to maintain, promote, enhance and expand the business and opportunities of Beglend, and in that regard InNexus will provide:

(ix)    the services of employees or approved contractors, each of whom is duly qualified,   experienced and competent or has been approved by Beglend; and

(x)         sufficient of the services of Dr. Alton Charles Morgan to ensure the overall quality of and results from such services;

3.7       Information Exchange. Beglend and InNexus will from time to time meet to exchange information and progress on activities covered by or reasonably pertinent to this Agreement as follows:

(a)      Beglend will inform InNexus of its ongoing R&D Programs and other activities hereunder including: (i) any development plans and related budgets for the development of Products hereunder; and (ii) its progress in the areas of applied research and development of Products, manufacturing of SAT Immunoconjugates, the conduct of clinical trials and interactions with the United States PDA;

(b)     InNexus will inform Beglend of: (i) progress with licensing SAT technology to other companies and InNexus' other activities, particularly as the same directly relates to the rights granted to Beglend hereunder; and (ii) improvements or new technology developed or licensed by InNexus that, though not covered by the License, which might be useful to Beglend in its own Product development; and

(c)     the information exchanged by both parties will be governed and limited by the provisions herein respecting the use and disclosure of Information and, where required or the disclosing party considers appropriate, third party confidentiality agreements.

3.8   Due Diligence. Beglend shall use reasonable efforts consistent with prudent business practices to develop the SAT versions of the Beglend Antibody or any other Products the parties agree shall be developed hereunder and to obtain and maintain necessary governmental approval to market these Products, having regard to its financial and manpower resources from time to time; and InNexus shall use reasonable efforts consistent with prudent business practices to perform the research and development activities agreed to be performed by Beglend hereunder; provided that Beglend shall have full and final control over all aspects of all services provided by InNexus.

3.9    Participation at FDA. Beglend shall promptly forward to InNexus copies of all material correspondence with the FDA and shall promptly advise InNexus of all prospective meetings with the FDA related to Products developed by Beglend using SAT, and InNexus shall have the right to be present at and participate in any such meetings.

3.10     Title.  All rights, title and interest in and to all Compounds and Products shall be wholly and solely owned by Beglend and all filings for Regulatory Approval shall be made by or on behal f of and in the name of Beglend.

3.11   Data. All data generated on account of any Development Program shall be owned by Beglend and shall not be provided by InNexus to any third party without the consent of

Beglend.

3.11     Government Grants and Loans. All governmental and other grants and loans sought and obtained in connection with the License and any services provided hereunder or in respect hereof shall be sought and obtained in the name of Beglend.

4    SUPPLY AND MANUFACTURING

4.1    Access. InNexus will grant Beglend reasonable access at all reasonable times to its facilities or contractors for production of intermediates involved in the modification of monoclonal antibodies using SAT technology and will advise and instruct its staff and contractors accordingly.

4.2       Introductions. InNexus will provide Beglend with all reasonable introductions, assistance, information and advise as may be reasonably necessary to enable Beglend to negotiate contracts with contractors at or near the prices charged to InNexus by such contractors.

5  COMMERCIALIZATION

5.1   Due Diligence. Beglend shall use reasonable efforts consistent with prudent business practices to market and sell Products it determines to commercialize hereunder in all major countries of the world (i.e., USA, Japan, Germany, France, Italy, United Kingdom, Canada and Brazil), having regard to its financial and manpower resources from time to time.

5.2    Assistance by InNexus. InNexus shall use reasonable efforts consistent with prudent business practices to assist Beglend on an "as needed" basis and at the request of Beglend, for such compensation and on such terms and conditions as the parties may reasonably agree, during the commercialization phase of each Product in the USA and

Canada.

5.3     Marketing and Promotion. Beglend shall retain sole responsibility and right to make all decisions relating to the marketing and promotion of Products.

5.4    Trademarks. Beglend shall own the trade names and trademarks for all Products and Beglend shall bear the cost of obtaining and maintaining such trademarks; and InNexus shall own all trademarks pertaining to SAT and other intellectual property included in the

Licensed Technology.

5.5       Use of the InNexus Name.   The packaging and promotional materials for the Products

marketed by Beglend and/or Beglend's sub licensees shall identify InNexus as licensor of the InNexus Intellectual Property Rights; provided that if only one name is allowed to be in any specific item of packaging or promotional material pursuant to governmental laws or regulations, then Beglend may use its name alone on such item, without identifying InNexus as licensor.

6    CONSIDERATION

6.1    Cash Consideration: As consideration for the License and the performance of InNexus1 obligations under this Agreement, Beglend will pay InNexus $60,000 (U.S. funds) within three business days next following the Effective Date. This license will not become effective until payment of the Cash Consideration.

6.2      Share Consideration: As additional consideration for the License and the performance of InNexus' obligations under this Agreement, upon performance by InNexus of its obligations under section 3.1 of this Agreement, Beglend will issue to InNexus, as fully paid and non-assessable, 1,600,000 common shares without nominal or par value in the capital of Beglend (the "Beglend License Shares"); provided that if by such time Beglend has completed the contemplated assignment of the License and Beglend's rights and obligations under this Agreement to BioKinetix, Beglend (or Bio Kinetix, as the case may be) will have the right to substitute (or, if the Beglend License Shares have already been issued, arrange for the exchange of the Beglend License Shares for) 1,600,000 common shares without nominal or par value in the capital of BioKinetix (the "BioKinetix License Shares"), all with the intent and result that upon completion of such assignment (or share exchange) (i) the following numbers of shares of BioKinetix will be owned by the following persons; (ii) BioKinetix will have assumed all of Beglend's rights and obligations hereunder as if BioKinetix were the original licensee hereunder; (iii) Beglend will have no further obligations to InNexus pursuant to this Agreement; and (iv) InNexus will not own any shares of Beglend:

Name

Number of BioKinetix Shares                     Percentage

InNexus

1,600,000

10.00%

John Todd

1,000,000

6.25%

Linda Young

1,000,000

6.25%

Susan Minchin

1,000,000

6.25%

Beglend

9,800,000

71.25%

and it is hereby acknowledged and agreed that:

(a)        all Beglend License Shares and all BioKinetix License Shares will be subject to such restrictions on transfer and resale as may be prescribed by applicable laws and regulatory agencies, and will be legended accordingly;

(b)     Beglend is hereby irrevocably nominated, constituted and appointed as the lawful attorney of InNexus for the sole and limited purpose of doing such acts and things and executing and delivering such documents and instruments as may be required to effect any exchange of Beglend License Shares for BioKinetix License Shares pursuant to this section; and

(c)       Beglend and/or BioKinetix shall have the right to raise money through the issue of debt and/or equity securities to arm's length third parties for valuable consideration without the consent of InNexus so long as all of the aforementioned persons are diluted ratably; and InNexus hereby irrevocably waives any and all pre-emptive rights it might otherwise have at law or in equity respecting the issue of any such securities to a maximum aggregate issue price of US$5,000,000.

6.3       Royalty. Beglend shall pay royalties to InNexus equal to 3% of Net Sales Revenue,

calculated and payable as follows:

(a)        any Royalty payable hereunder shall be calculated on a Product by Product basis for each jurisdiction (each a "Market Area")in which any such Product is sold;

(b)    the period for which Beglend is required to pay a Royalty hereunder shall commence upon the first Launch of Product in a particular Market Area, and shall continue for the patent life of any Patents comprising the Licensed Technology or any Joint Patents which may hereafter be filed with respect to such Product or upon which such Product is based in that Market Area (the "Royalty Payment Period");

(c)       the first Royalty payment shall be calculated for the broken period commencing from the date of the first Launch of Product to and including the last day of Beglend's fiscal year in which the Launch of Product took place; and any succeeding Royalty payments shall be calculated from the first day until the last day of the corresponding fiscal year; and all Royalty payments shall be payable by cheque, cash, or bank draft, to InNexus' order, and shall be paid within 180 days of the completion of Beglend's fiscal year corresponding to that payment; provided that, notwithstanding the foregoing, Beglend shall pay quarterly installments of the estimated amount of Royalty payments due for each fiscal quarter completed after the date of Launch of Product, which shall be payable within 90 days after the end of each such quarter, and shall, when calculating the amount of Royalty due for that fiscal year in accordance with sub-section 6.5(c), adjust the installment payable for the final quarter in each fiscal year to reflect Beglend's estimate of the actual amount payable, after accounting for each of the prior payments made in that fiscal year; and Beglend shall pay all royalties in the currencies in which the revenues giving rise to such payment obligation are received by Beglend unless otherwise agreed in writing between the parties;

(d)       On or before 180 days following the end of each fiscal year of Beglend after the first Launch of Product, Beglend shall deliver to InNexus a statement indicating, in reasonable detail, as of the last day of the immediately preceding fiscal year, the calculation of Net Sales Revenue for each Product sold in each Market Area and the aggregate of the Royalty payable with respect to each such Product and each such Market Area for such year;

(e)        Beglcnd will maintain up to date and complete records for the production and sale of Products in each Market Area including accounts, records, statements, the amount of free Products and sample Products distributed, Product returns relating to sales and marketing of the Product, and InNexus or its agent shall have the right at all reasonable times, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such accounts, records and statements and make copies thereof at their own expense for the purpose of verifying the amount of Royalty payments to be made by Beglend to InNexus pursuant hereto; and InNexus shall have the right at its own expense to have such accounts audited by independent auditors once each year;

(f)     Beglend shall have an audited statement prepared by its auditors (which shall be qualified certified public accountants or chartered accountants) for each year with respect to the Royalty payable to InNexus hereunder, by 180 days following the end of each fiscal year, and Beglend shall forthwith deliver a copy of such statement to InNexus;

(g)      All Royalty payments shall be considered full and final satisfaction of all obligations of Beglend making the same in respect thereof if such payments or the calculations in respect thereof are not disputed by InNexus within 180 days after receipt by InNexus of the audited statement referred to in subsection 6.5(f) hereof; and any disputes under this subsection shall be decided by arbitration as herein provided;

(h)    for the purpose of calculating Royalties, revenue shall be deemed to have been received when it has actually been received in the form of cash or credit or by way of any measurable benefit, advantage or concession; and in the event of any partial payment, the Royalty otherwise payable shall be pro-rated accordingly; in no event will Beglend be obligated to pay Royalties more than once in respect of any revenue received by it or its associates, affiliates, licensees or sub-licensees in connection with any single transaction (i.e. no "double" Royalties); and

(i)        for any product containing both a pharmaceutically active agent which causes it to be considered a Product and one or more other pharmaceutically active agents which are not Products (each a "Combination Product"), the parties shall in good faith negotiate and agree to an appropriate adjustment to the Net Sales Revenue to reflect the relative contribution of each Product and each other pharmaceutically active agent which is not a Product to the Combination Product; and if, after good faith negotiations (not to exceed ninety (90) days in duration unless extended by mutual agreement), the parties can not agree to an appropriate adjustment, Net Sale Revenue shall be equal to Net Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value of the Compounds contained in the Combination Product and the denominator of which is the reasonable fair market value of all pharmaceutically active agents contained in the Combination Product, as determined by arbitration.

6.4   Commercialization Payment. Beglend will pay InNexus $100,000 forthwith upon commercialization of the first Product, being the attainment of aggregate Net Sales Revenue of not less than US$1,000,000.

6.5     Withholding Tax. All payments under Sections 6.2 and 6.3 shall be made in full without deduction of taxes, charges and any other duties (collectively "Taxes") that may be imposed, provided, however, that Beglend shall to the extent required under the tax law of a given country, withhold such Taxes from any such sum and forthwith upon paying such sum to the given countries' tax authorities promptly furnish InNexus with the receipt thereof in respect of the same; and the parties agree to cooperate in all respects necessary to (a) take advantage of reduced withholding tax rates available under any applicable tax treaties, and (b) assist InNexus to obtain, at InNexus' cost, any refunds for InNexus of amounts withheld and paid to tax authorities, at the cost of InNexus.

6.6    Third Party Payments. InNexus shall be solely responsible for all royalties and other payments that may be due or payable by it to a third party with respect to the Licensed Technology or otherwise during the Term of this Agreement, including any payments that may become due under agreements entered into subsequent to the date of this Agreement.

7    INFORMATION

7.1       Exchange. During the Term of the Agreement, the parties will, free of charge, exchange all Information in their possession and control which they are legally permitted to disclose as may be reasonably necessary for the parties to meet their obligations under this Agreement and shall do such things as may be reasonably necessary to give effect to this provision including, in particular, the following:

(a)      the parties will use their best commercial efforts to establish a mechanism by which the parties will share Information under this section;

(b)      InNexus shall make available to Beglend all Information respecting the Intellectual Property Rights in its possession or control which has not been previously disclosed to Beglend;

(c)      without limiting the generality of the forgoing, a party shall, to the extent it is legally permitted to do so: (i) exchange all information coming into its possession or control, or its representatives' or Affiliates' possession or control, relating to formulation, manufacture, improvement, use and sale of Product, including any such information consisting of technical, pharmacological, preclinical, clinical, biochemical, toxicological and pharmacokinetic experimental data and results related to Product; (ii) permit a reasonable number of representatives of the other party or its Affiliates, at reasonable time and upon reasonable notice, to observe, review, make copies of, and/or discuss with the party or its Affiliate's scientists and/or clinicians supervising or conducting research related to Product, the results of studies and/or submissions to governmental agencies concerning Products, at mutually agreeable times and locations; and (iii) permit a reasonable number of representatives of the other party or its Affiliates, at reasonable time and upon reasonable notice, to observe, review, make copies of, and/or discuss with its or its Affiliate's scientists supervising or conducting manufacture of Product or third party scientists supervising or conducting manufacture on behalf of it, at mutually agreeable times and locations.

7.2     Confidentiality. During the Term of the Agreement and for five (5) years after termination, a receiving party shall a) treat Information provided by a disclosing party as it would treat its own information of a similar nature and take all reasonable precautions not to disclose such Information to third parties except Affiliates or actual or potential sub-licensees or sub-contractors who agree to be bound by the same terms and conditions as found in this Article 7, without the other party's prior written authorization and b) not use such Information for any purpose other than the purpose of exercising its rights and fulfilling its obligations under this Agreement.

7.3      Exceptions to Confidentiality Provisions. The provisions of this Section 7.2 shall not apply to such Information which:

(a)     was known or used by the receiving party or its Affiliates prior to its date of disclosure to the receiving party or its Affiliates by the disclosing party or its Affiliates, as evidenced by the prior written records of the receiving party or its Affiliates; or

(b)     either before or after the date of the disclosure to the receiving party or its Affiliates, is lawfully disclosed to the receiving party or its Affiliates by a third party rightfully in possession of such information; or

(c)      either before or after the date of the disclosure to the receiving party or its Affiliates, becomes published or generally known to the public through no fault or omission on the part of the receiving party or its Affiliates, but such inapplicability applies only after such information is published or becomes generally known; or

(d)      is independently developed by the receiving party or its Affiliates without reference to or reliance upon any such information of the disclosing party or its Affiliates; or

(e)        is required to be disclosed by the receiving party or its Affiliates to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, or to make filings for Regulatory Approval in any jurisdiction; provided that the receiving party or its Affiliates provides prior written notice of such disclosure to the disclosing party or its Affiliates and, to the extent practicable, takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

7.4      Remedies on Breach. Each of the parties hereby acknowledges that it understands and agrees that the other party may suffer irreparable harm in the event that it breaches any of its obligations under Sub-section 7.2 of this Agreement and that monetary damages may be inadequate to compensate it for such a breach. Accordingly, each of the parties agrees that, in the event of a breach or threatened breach by a party of any the provisions in Sub-section 7.2, the other party, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to an apply for an interim injunction, interlocutory injunction and permanent injunction in order to prevent or to restrain any such alleged breach by such party, or by any or all of its partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons, directly or indirectly, acting for, on behalf of, or with such party, and the parties hereby agree that other remedies are inadequate to fully protect the rights of the party not in breach.

7.5       Publications. During the Term of the Agreement, the following restrictions shall apply with respect to disclosure by any party of Information in any publication or presentation (collectively "Publications"):

(a)     a party ("Publishing party") shall provide the other party with a copy of any proposed Publication at least forty-five (45) days or less if agreed by both parties prior to submission for publication so as to provide such other party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Information disclosed by the other party to the Publishing party in accordance with the requirements of this Agreement; and the incorporation of such recommended changes shall not be unreasonably refused; and

(b)     if such other party notifies ("Publication Notice") the Publishing party in writing, within forty-five (45) days of receipt of the copy of the proposed Publication, that such Publication in its reasonable judgment (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other party, for which the other party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Information disclosed by the other party to the Publishing party, the Publishing party shall prevent such publication or delay such publication for a mutually agreeable period of time;

(c)     In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent applications) on the Invention, and in no event less than one hundred and eighty (180) days from the date of Publication Notice; and in the event the parties do not agree as to whether such Publication (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other party, or (ii) could be expected to have a material adverse effect on the commercial value of any Information disclosed by the other party to the Publishing party, either party may submit the matter to arbitration generally in accordance with the procedures set forth in Article 11 of this Agreement.

7.6       Exceptions. The restrictions set forth in this Article 7 shall not prevent either party from (i) preparing, filing, prosecuting or maintaining a patent application or its resulting patents related to the making, having made, using, offering for sale, selling or importing of Product, (ii) disclosing Information provided by the Disclosing party to persons working on behalf of the Receiving party or to governmental agencies, to the extent the-Receiving party reasonably believes is required or desirable to secure Regulatory Approval or any other government approval for the development, manufacture, marketing or sale of Product, or (iii) upon imminent approval or actual approval for Regulatory Approval by a governmental agency in a country of a drug application on Product, disclosing Information to the extent reasonably necessary to promote the use and sale of Product in the country.

7.7     Adverse Events. Beglend shall be responsible for reporting to the appropriate regulatory authorities all adverse events related to the use of the Products worldwide. Adverse events related to the use of the Products worldwide shall be recorded in Beglend's standard database and during the period of research into and development of Products, the parties will coordinate their efforts to assure that all adverse events are reported properly.

8    PATENTS

8.1     Ownership of Technology. Subject to Section 8.2, ownership of the InNexus Intellectual Property Rights and other intellectual property owned or controlled by InNexus shall remain vested at all times in InNexus, Ownership of Joint Patents shall be vested jointly in InNexus and Beglend, and all other intellectual property rights and other rights and work product comprised in or developed or produced pursuant to or in connection with the use of the Licensed Technology or otherwise pursuant to the provision of services by InNexus to Beglend shall vest in and be legally and beneficially owned by Beglend, and InNexus, for itself and its directors, officers, employees, contractors, Affiliates and associates, hereby waives and all so-called "moral rights" of creation, invention or authorship to same and agrees, for itself and its directors, officers, employees, contractors, Affiliates and associates, never to assert any claim to any "moral rights".

8.2      Patent Filing, Prosecution and Maintenance. InNexus will (i) prepare, file, prosecute and maintain all InNexus Patents in such countries as may be determined by the parties, (ii) consult with Beglend as to the preparing, filing, prosecuting and maintaining of such patent applications and patents, and (iii) furnish to Beglend copies of all significant documents relevant to any such preparation, filing, prosecution or maintenance; and

(a)      InNexus shall furnish such documents and consult with Beglend in sufficient time before any action by InNexus is due to allow Beglend to provide comments thereon, which comments InNexus shall consider;

(b)     InNexus shall bear all costs and expenses for preparing, filing, prosecuting and maintaining such patents and patent applications;

(c)       Beglend  shall  cooperate,  in  all  reasonable  ways   and  at  InNexus'   cost,  in

connection with the preparing,  filing,  prosecuting  and maintaining InNexus Patents;

(d)     should InNexus decide that it does not desire to file, maintain or prosecute any InNexus Patent in one or more countries, it shall promptly advise Beglend thereof and, at the request of Beglend, InNexus shall (i) in the case of InNexus patents which are owned by InNexus, assign to Beglend its rights in and to such patent or patent application in such country or countries, or (ii) in the case of InNexus patents which are licensed, provide Beglend with such rights to prosecute and maintain such patent or patent application as may be permitted, and Beglend will thereafter file, prosecute and/or maintain the same at Beglend's own cost, to the extent that Beglend desires to do so.

8.3     Joint Patent Applications. As soon as a party concludes that it wishes to file an application to obtain a Joint Patent or a patent application claiming a Joint Invention, it shall immediately inform the other party and:

(a)       the party also will provide the other party with the determination of inventors and a copy of a draft specification, if any, and the scope of claims as early as possible. Unless otherwise agreed, Beglend agrees to (I) prepare, file, prosecute and maintain such priority patent application, corresponding foreign patents, and resulting patents, (ii) consult with InNexus as to the preparing, filing, prosecuting and maintaining of such patent applications and resulting patents, and (iii) furnish InNexus with copies of all documents relevant to any such preparation, filing, prosecution or maintenance;

(b)      unless agreed otherwise, the filing party shall furnish such documents and consult with the other party in sufficient time before any action by the filing party is due to allow the other party to provide comments thereon, which comments the filing party shall consider;

(c)      all external costs and expenses for preparing, filing, prosecuting and maintaining such patent applications and resulting patents in the USA and Canada shall be equally shared by the parties;

(d)      all external costs and expenses for preparing, filing, prosecuting and maintaining such patent applications and resulting patents in the countries other than the USA and Canada shall be borne by Beglend;

(e)      each party shall bear its internal costs, and on request of the party performing the filing, the other party will cooperate, in all reasonable ways, in connection with the preparing, filing, prosecuting and maintaining of such patent applications and resulting patents; and

(f)       should the filing party decide that it does not desire to file, maintain or prosecute a patent or patent application for a Joint Patent or claiming a Joint Invention in one or more countries, it shall promptly advise the other party thereof and, at the request of the other party, the filing party shall assign to the other party its rights in and to such patent or patent application in such country or countries, and the other party will thereafter file, prosecute and/or maintain the same at the other party's own cost, to the extent that the other party desires to do so.

8.4    Infringement by Third parties. Each party shall promptly notify the other in writing of any alleged or threatened infringement of the InNexus Patents and Joint Patents, of which it becomes aware, and:

(a)      InNexus shall have the right, but not the obligation, to bring, at InNexus' expense and in its sole control, an appropriate action against any person or entity infringing a InNexus Patent directly or contributorily; and if InNexus does not bring such action within ninety (90) days of notification thereof (or such shorter period of time as may be required pursuant to any applicable legislation necessary to preserve its rights in within a particular jurisdiction) to or by Beglend, Beglend shall have the right, but not the obligation, to undertake, at Beglend's expense and in its sole control, such action; and the party not bringing an action under this paragraph shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such party shall cooperate fully with the party bringing such action;

(b)       with respect to third party infringement of Joint Patents, the parties shall confer and take such action, and allocate expenses and recoveries in such manner, as they may agree; and in the absence of agreement within ninety (90) days of notification thereof, Beglend shall have the right, but not the obligation, to bring, at Beglend's expense and in its sole control, an action against any person or entity infringing a Joint Patent directly or contributorily and InNexus shall have the right to be fully informed regarding any litigation brought thereunder by Beglend, including the status of any settlement activity;

(c)      notwithstanding anything herein to the contrary, should a party receive notice with respect to a Product under any applicable legislation which, if applicable to that Product, would have the effect of restricting the price, marketability or the ability of such product to be sold on normal commercial terms notwithstanding Regulatory Approval ("Statutory Notice"), then such party shall immediately provide the other party with a copy of such Statutory Notice, and (i) InNexus shall have thirty (30) days from date on which it receives or provides a copy of such Statutory Notice (or such lesser time as may be required under applicable legislation to respond to or contest the application thereof to the Product) to provide written notice to Beglend whether InNexus will bring suit, at its expense, within a forty-five (45) day period from the date of such Statutory Notice (or such lesser time as may be required under applicable legislation; and (ii) should such thirty (30) day period (or shorter period, where required under applicable legislation) expire without InNexus bringing suit or providing such notice of its intention to proceed, then Beglend shall be free to immediately bring suit in its name.

(d)       the party which is not in control of any action brought pursuant to any of sections (a), (b) or (c) may elect to contribute fifty percent (50%) of the costs of litigation against such third party infringer, by providing written notice to the controlling party within ninety (90) days after such action is first brought; and (i) if the non-controlling party elects to bear fifty percent (50%) of such litigation costs, it shall receive fifty percent (50%) of any damage award or settlement resulting from such action; (ii) if the non-controlling party does not elect to share such litigation costs, it shall not participate in any damage award or settlement resulting from such action.

(e)       neither party shall settle a claim brought under this Section 8.4 without the consent of the other party, and (i) in the event of any recovery of monetary damages from the third party, whether such damages result from the infringement of InNexus Patents or Joint Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by the parties in the litigation under this section (including, for the purpose, a reasonable allocation of internal counsel and other expenses), and thereafter as provided in Section 8.4(d); and (ii) if the amount recovered from the third party is less than the aggregate expenses of the parties incurred in connection with such litigation, the recovery shall be shared pro rata between InNexus and Beglend in proportion to their respective expenses.

8.5     Infringement of Third Party Rights. In the event that a third party at any time provides notice to, or commences an action, suit or proceeding against, a party or such party's Affiliates, sub licensees or distributors, claiming infringement of the third party's patent rights or copyrights or unauthorized use or misappropriation of its technology, based upon an assertion or claim arising out of the making, having made, using, offering for sale, selling or importing of a Product, such party shall promptly notify the other party, and (i) neither party may settle such claim or action without the consent of the other party; (ii) the parties shall also discuss how the expenses and any recoveries from such action should be treated; and (iii) if the parties do not reach agreement, InNexus shall make the final decision at its own discretion and expense.

9    TERM AND TERMINATION

9.1     Term. The Term of the Agreement shall commence on the Effective Date and, unless sooner terminated as provided in this Article, expire on a country-by-country basis on the expiration of the applicable Royalty Payment Period, as set forth in sub-section 6.3(b).

9.2     Termination. If Beglend fails to remedy any one of the following defaults within 30 days after written notice from InNexus to remedy such default, InNexus may at its option, to be exercised reasonably and subject always to the right of arbitration on the part of Beglend, terminate the License hereby granted forthwith by delivering notice in writing confirming the continuing default and giving notice of termination therefor to Beglend:

(a)      if Beglend is declared insolvent by a Court of competent jurisdiction or makes an assignment for the benefit of its creditors, is declared bankrupt, makes or files a notice of intention to make a proposal or otherwise takes advantage of provisions for relief under the Companies Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or similar legislation in any jurisdiction and the proposal or application is defeated; or

(b)       if any resolution is passed or order made or other steps taken for the winding up, dissolution, liquidation or other termination of the existence of Beglend and Beglend acts on such resolution; or

(c)     if a receiver, receiver-manager or trustee in bankruptcy or similar officer is appointed to take charge of the affairs of Beglend and such appointment is not set aside within 90 days; or

(d)       Beglend fails to pay Royalties when due and fails to pay such overdue Royalties within 30 days of receiving written notice from InNexus specifying the nature and amount of the unpaid Royalties and demanding payment.

9.3       Suspension.  Beglend shall have the right to terminate this Agreement by written notice to InNexus if InNexus is in material breach of its obligations hereunder or does not provide the services to be provided by it pursuant to this Agreement or any other agreement, written or oral, substantially in accordance with the terms of this Agreement or such other agreement, or may, at Beglend's option, suspend payment of Royalties and/or service fees until such time as such breach is cured and/or such services are recommenced or properly provided.

9.4    Material Breach. Termination of this Agreement shall not relieve either party of the performance of any obligations incurred or payments required to be made prior to the effective date of termination.

9.5     Survival. Notwithstanding any termination of this Agreement, the obligations of the parties with respect to audit under Section 6.5 and Information under Article 7, as well as any other provisions , which by their nature are intended to survive any such termination, shall survive and continue to be enforceable.

10  WARRANTIES AND INDEMNITIES

10.1     InNexus Warranties. InNexus hereby represents and warrants to Beglend as follows:

(a)      InNexus has full right, authority and capacity to enter into and fully perform this Agreement and to grant the License, free and clear of all Liens and rights of third parties;

(b)      Schedule "A" is a complete list of the InNexus Intellectual Property Rights and all other intellectual property including any Patent Rights, license rights or trade marks, materials, property or assets which form part of the Licensed Technology or which are necessary or desirable for the development and commercial exploitation of the Licensed Technology;

(c)     InNexus beneficially owns the InNexus Intellectual Property Rights, and no person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase or license from InNexus of any of the Licensed Technology which would prevent the granting of this License or limit the rights granted hereunder;

(d)      the InNexus Intellectual Property Rights included in the Licensed Technology are validly and beneficially owned by InNexus or the person specified in Schedule "A" free and clear of all Liens, charges and encumbrances whatsoever, with the sole and exclusive right to use and to license the use of the same, subject only to the limitations under this Agreement or, where so specified in Schedule "A", under the specified terms of the agreement pursuant to which such rights are held;

(e)      to the best of Innnexus' knowledge, the proposed commercial use of the Licensed Technology contemplated hereunder does not infringe upon the intellectual property, patents, trademarks, trade names or copyrights, domestic or foreign, of any other person, firm or corporation and the use of the Patents by Beglend in accordance with this Agreement will not infringe any Patents or breach any agreements to which InNexus is a party or by which it is bound;

(f)        to the best of InNexus' knowledge, none of the InNexus Patents included as part of the Licensed Technology was fraudulently procured from the relevant governmental patent granting authority;

(g)       to the best of InNexus' knowledge, information and belief, the Licensed Technology is not in the public domain, there are no lawful grounds for invalidating any Patents, and each InNexus Patent is, or will be, valid and enforceable;

(h)    InNexus is not a party to or threatened with any litigation action, suit or proceeding in any court or before any administrative tribunal which affects or may affect the Licensed Technology or InNexus' ability to duly complete the transactions contemplated herein nor, to the knowledge of InNexus after due inquiry, is any such action, suit or proceeding pending or threatened nor is there any basis therefor.

10.2    Effect of InNexus Warranties. The representations, warranties, covenants and agreements by InNexus set forth in section 10.1 or contained elsewhere in this Agreement or any certificates or other documents delivered to Beglend pursuant to the provisions hereof or in connection with the transactions contemplated hereby, are, except where otherwise expressly stated, true as of the date and time of execution hereof and shall be true at and as of the Effective Date and, notwithstanding any investigations or enquiries made by Beglend prior to execution hereof, the representations, warranties, covenants and agreements of InNexus shall survive the execution and delivery hereof and shall continue in full force and effect throughout the term of this Agreement.

10.3     Beglend Warranties. Beglend hereby represents and warrants as follows:

(a)      Beglend has full right, authority and capacity to enter into and fully perform this Agreement;

(b)      All Patents and other intellectual property rights pertaining the Beglend Antibody and all other intellectual property including any Patents, license rights or trade marks, materials, property or assets which are necessary or desirable for the development and commercial exploitation of at least one Beglend Antibody in conjunction with the Licensed Technology in the manner contemplated herein are in Beglend' possession and control;

(c)      Beglend beneficially owns or holds under license the rights to all Patents and other intellectual property rights pertaining to at least one Beglend Antibody, free and clear of all Liens, charges and encumbrances whatsoever, with the sole and exclusive right to use and to license the use of the same, subject only to such limitations as may be disclosed to in writing to InNexus, and no person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase or license from Beglend of any of such rights which would prevent the development of Products under this License or limit the rights granted hereunder;

(d)    to the best of Beglend's knowledge, the proposed commercial use of Beglend Antibody in the manner contemplated hereunder does not infringe upon the patents, trademarks, trade names or copyrights, domestic or foreign, of any other person, firm or corporation;

(e)       Beglend is not a party to or threatened with any litigation action, suit or proceeding in any court or before any administrative tribunal which affects or may affect any Beglend Antibody or Beglend' ability to duly complete the transactions contemplated herein nor, to the knowledge of Beglend after due inquiry, is any such action, suit or proceeding pending or threatened nor is there any basis therefor.

10.4     Effect of Beglend Warranties. The representations, warranties, covenants and agreements by Beglend set forth in section 10.3 or contained elsewhere in this Agreement or any certificates or other documents delivered to InNexus pursuant to the provisions hereof or in connection with the transactions contemplated hereby, are, except where otherwise expressly stated, true as of the date and time of execution hereof and shall be true at and as of time of execution on the Effective Date and, notwithstanding any investigations or enquiries made by Beglend prior to execution hereof, the representations, warranties, covenants and agreements of Beglend shall survive the execution and delivery hereof and shall continue in full force and effect throughout the term of this Agreement.

10.5  Warranties of Both Parties. Each party warrants that, as of the date it signs this Agreement, it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder; and each party warrants and represents to the other that, as of the date it signs this Agreement to the best of its knowledge, it or its Affiliates has disclosed all information in possession or control of it or its Affiliates which, in the opinion of it or its Affiliates, would be material to the other party entering into this Agreement, and such information does not contain any untrue statement of material fact or omit to state a material fact.

10.6   DISCLAIMER. THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. INNEXUS AND BEGLEND DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF ANY PRODUCTS. IN NO EVENT SHALL EITHER INNEXUS OR BEGLEND BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

10.7    Indemnification by Beglend. Beglend agrees to defend, indemnify and hold InNexus and its directors, officers, employees and agents (the "InNexus Indemnified parties") harmless from and against any losses, costs, and damages, including reasonable costs and expenses arising out of the development, manufacture, use, sale or other disposition of any Product by Beglend, its Affiliates, its sub licensees, its distributors, or representatives, except to the extent that such losses, costs and damages are due to the negligence or wrongful acts or failures to act of InNexus, and:

(a)     in the event of any such claim against the InNexus Indemnified parties by a third party, InNexus shall promptly notify Beglend in writing of the claim and Beglend shall undertake and shall solely manage and control, at its sole expense, the defense of the claim and its settlement;

(b)     the InNexus Indemnified parties shall cooperate with Beglend and may, at their option and expense, be represented in any such action or proceeding;

(c)     Beglend shall not be liable for any litigation costs or expenses incurred by the InNexus Indemnified parties without Beglend's written authorization; and

(d)      Beglend shall not settle any such claim against InNexus unless such settlement fully and unconditionally releases InNexus from all liability relating thereto, unless InNexus otherwise agrees in writing.

10.8     Indemnification by InNexus.  InNexus agrees to defend, indemnify and hold Beglend and its directors, officers, employees and agents (the "Beglend Indemnified parties") harmless from and against any losses, costs, and damages, including reasonable costs and expenses arising out of the development, manufacture, use, sale or other disposition of any Product by InNexus, its Affiliates, licensees (other than Beglend), distributors, or representatives (if applicable), except to the extent that such losses, costs and damages are due to the negligence or wrongful acts or failures to act of Beglend, and

(a)       in the event of any such claim against the Beglend Indemnified parties by a third party, Beglend shall promptly notify InNexus in writing of the claim and InNexus shall undertake and shall solely manage and control, at its sole expense, the defense of the claim and its settlement;

(b)     the Beglend Indemnified parties shall cooperate with InNexus and may, at their option and expense, be represented in any such action or proceeding;

(c)     InNexus shall not be liable for any litigation costs or expenses incurred by the Beglend Indemnified parties without InNexus' written authorization; and

(d)      InNexus shall not settle any such claim against Beglend unless such settlement fully and unconditionally releases Beglend from all liability relating thereto, unless Beglend otherwise agrees in writing.

11  DISPUTE RESOLUTION

11.1   Arbitration Procedures. The parties agree that all questions or matters in dispute with respect to any matter under this Agreement, including without limitation the accounting of moneys expended by Beglend as provided herein, or with respect to the calculation of Royalties or amounts taken into account in the determination of Net Sales Revenue, the time and date for doing anything hereunder which cannot be resolved by good faith discussions between officers of the parties or in respect to any other dispute which the parties agree shall be settled by arbitration, shall be submitted to arbitration pursuant to the following terms:

(a)       Any party intending to refer to any matter to arbitration shall give not less than 60 days' prior written notice of its intention to do so to the other parties together with particulars of the matter in dispute. On the expiration of such 60 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in subsection 11.1 (b);

(b)     The parties shall appoint a suitably qualified person acceptable to all parties acting reasonably as arbitrator or, should the parties be unable to agree on such appointment, the arbitrator shall be appointed under the provisions of the International Commercial Arbitration Act of British Columbia (the "Act"). Except as specifically otherwise provided in this Section, the arbitration herein provided for shall be conducted in accordance with such Act. The arbitrator shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this Section. After hearing any evidence and representations that the parties may submit, the arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award; and

(c)        The parties agree that the award of the arbitrator shall be final and binding upon each of them.

12 MISCELLANEOUS

12.1     Disclosure of Agreement and Press Releases and Technical information.   Neither

party will disclose the existence, terms or conditions of this Agreement to any third party or issue any press release relating to the existence, terms and conditions of this Agreement for any purpose without the prior written consent of the other party, except as required by law (including without limitation any regulatory agency or commission of competent jurisdiction).

12.2     Force Majeure. If either party shall be delayed, interrupted or prevented with respect to the performance of any obligation hereunder by reason of an act of God, fire, flood, war (declared or undeclared), public disaster, strike or labor dispute, governmental enactment, rule or regulation, or any similar cause beyond such party's control, such party shall not be liable to the other therefore; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention; and within fifteen (15) days after the beginning of the force majeure, the party invoking its force majeure rights must notify the other party of this fact in accordance with Section 12.5; and the other party must also be notified of the termination of the force majeure within fifteen (15) days after such termination; and if the force majeure renders either of the required notifications impossible, notification must be given as soon as possible.

12.3     Waiver. The waiver by a party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

12.4   Notices. Each notice, demand or other communication required or permitted to be given under the Agreement (in this section 12.4 only, a "Notice") shall be given in accordance with the following provisions:

(a)       each Notice shall be in writing and shall be sent by prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party personally or by Electronic Communication, at the address or telecopier number for such party specified below:

(i)        If to Beglend:

Beglend Corporation S.A.

Fourteenth Floor, Commerce Building, Box 41 400 Burrard Street Vancouver, B.C. Canada, V6C 3G2 Telecopier No.:

with a copy to:

Holmes & King

Barristers & Solicitors

1300 - 1111 West Georgia Street

Vancouver, B.C.

V6E 4M3

Attention: Terrence E. King Telecopier No.: (604)681-1307

(ii)       If to InNexus:

InNexus Corporation

3405 172nd Street, #196

Arlington (Seattle), Washington 98223

Attention: Dr. Alton Charles Morgan Telecopier No.: (425) 696-0068

with a copy to:

Leschert & Company Law Corporation

Barristers and Solicitors

500 - 999 West Hastings Street

Vancouver

British Columbia V6C 2W2

Attention: Alien D. Leschert Telecopier No.: (604) 687-0043

(b)     the date of receipt of a Notice shall be the date of delivery thereof if delivered personally or by Electronic Communication, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the 7l day after the same shall have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt shall be the date on which the Notice is actually received by the addressee; and

(c)        either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which Notice shall be given to it thereafter until further change.

12.5   No Agency. Nothing herein shall be deemed to constitute either party as the agent or representative of the other party and (i) each party shall be an independent contractor, not an employee or partner of the other party; (ii) each party shall be responsible for the conduct of activities at its own facilities and for any liabilities resulting there from; and (iii) neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

12.6  Entire Agreement. This Agreement (including its Appendices) constitutes the entire agreement between the parties with respect to the subject matter and supersedes all previous agreements , whether oral or written; and this Agreement can only be changed or modified by written agreement of the parties.

12.7   Captions. The captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

12.8   Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

12.9   Assignment. This Agreement shall be binding upon and shall inure to the benefit of successors of the parties hereto and to the assigns of all good will and entire business and assets of a party hereto, but shall otherwise not be assignable without prior written consent of the other party; provided that, notwithstanding the above, without notice to InNexus, Beglend may at any time and for any reason assign all of its rights and obligations to Bio Kinetix or one of Beglend's Affiliates who agree to be bound by the terms and obligations of this Agreement; and such assignment shall be considered as effective on the date specified by Beglend in its notice, even if retroactive; and if Bio Kinetix is the assignee, it shall have the continuing right to assign any or all of its rights and obligations hereunder to one or more of its Affiliates who agree to be bound by the terms and obligations of this Agreement.

12.10  Law . This Agreement will be governed by and interpreted according to the laws of the province of British Columbia, Canada, and the parties hereby irrevocably agree (subject to the provisions herein with respect to arbitration of disputes) to submit to the jurisdiction of the Courts thereof in connection with any disputes arising hereunder and irrevocably select Vancouver, British Columbia as the proper venue for any such disputes.

12.11   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

IN WITNESS WHEREOF, InNexus and Beglend have caused this Agreement to be duly executed by their authorized representatives as of the date first set forth above.

SIGNED,  SEALED AND DELIVERED

)

By BEGLEND CORPORATION S.A.

)

in the presence of:

)

BEGLEND CORPORATION

Per:  “Dr. Werner Keicher”

(s)

Name of Witness

(Name of Signatory and Office Held)

Occupation of Witness

Address

SIGNED,  SEALED AND DELIVERED

)
By INNEXUS CORPORATION

)

in the presence of:

)

)   INNEXUS CORPORATION

“Alton C. Morgan”

Alton C. Morgan )   President & CEO

“Gail S. Thurston”

Gail S. Thurston

V.P. Corporate Development

5567 Deerhorn Lane, N. Vancouver, BC

Appendix "A" To License Agreement Between Beglend Corporation and InNexus

Biotechnology International Inc.

Intellectual Property Rights (including Patent Rights) and other rights or assets pertaining to SAT held by InNexus Patent Rights

United States Patent

6,238,667
Kohler                                                                                                                          May 29, 2001

Method of affinity cross-linking biologically active immunogenic peptides to antibodies

USPTO - Continuation in part	09 / 865,201
Kohler, Morgan	August 15, 2002

Fusion Proteins of Biologically Active Peptides and Antibodies
USPTO - Provisional
Kohler, Morgan	September, 2002

Therapeutic Application of Dimerizing, Non-Covalent Antibodies

Relevant Intellectual Property Agreements

None Other Intellectual Property Rights

None